Exhibit 99.1
Dawson Geophysical Chairman Creates Charitable Trust
Midland, Texas, February 7,2007/PR Newswire/Dawson Geophysical Company (NASDAQ DWSN) The Company announced today that its chairman, L. Decker Dawson, and his wife Louise have created a charitable reminder trust and have transferred to the Trust approximately 300,000 shares of Dawson Geophysical Company stock held by Mr. Dawson and his wife. The Trust may sell its holdings of Dawson stock from time to time in order to diversify its holdings. Assets of of the Trust will be distributed to certain charities named in the trust agreement upon the death of Mr. Dawson and his wife.
Dawson Geophysical Company is the leading provider of U.S. onshore seismic data acquisition services as measured by the number of active data acquisition crews. Founded in 1952, Dawson acquires and process 2-D, 3-D and multi-component seismic data solely for its clients, ranging from major oil and gas companies to independent oil and gas operators as well as providers of multi-client data libraries.